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                                                                EXHIBIT 23.1

We consent to the reference to our firm under the captions "Summary Consolidated Financial Information of USF&G" and "Experts" in the Registration Statement (Form S-4) of USF&G Corporation for the registration of its common stock in connection with the acquisition of Titan Holdings, Inc. pursuant to the Agreement and Plan of Merger dated August 7, 1997, as amended and to the incorporation by reference therein of our reports dated February 21, 1996, with respect to the consolidated financial statements of USF&G Corporation incorporated by reference in USF&G Corporation's Annual Report (Form 10-K) for the year ended December 31, 1996 and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.


Ernst & Young LLP
Baltimore, Maryland
November 17, 1997